Exhibit 99.1

PRESS RELEASE

CSG Systems International Repurchases

$66 million of Convertible Notes

ENGLEWOOD, Colo. (April 11, 2016)  — CSG Systems International, Inc. (NASDAQ: CSGS), the trusted global partner to launch and monetize digital services, today announced it has repurchased $66 million in principal  amount of its outstanding 3.0% Senior Subordinated Convertible Notes issued in March 2010, due March 1, 2017 (the “2010 Convertible Notes”) (CUSIP Number 126349 AC3) for approximately $126 million.   The purchase price was based on the average daily volume weighted average prices of CSG’s common stock over a 20 trading day period beginning March 10, 2016, and was paid with a portion of the net proceeds from CSG’s offering of $230 million of 4.25% Convertible Senior Notes due 2036, that were issued March 15, 2016 (the “2016 Convertible Notes”).  This brings the total repurchases of 2010 Convertible Notes to date to $106 million of the original aggregate principal balance of $150 million, for a total repurchase amount of approximately $199 million.  CSG agreed to repurchase the $106 million 2010 Convertible Notes in conjunction with the issuance of the 2016 Convertible Notes.

After these repurchases, the par value of the remaining outstanding 2010 Convertible Notes is $44 million.   As of March 16, 2016, the closing price of CSG’s common stock exceeded 130% of the conversion price for the required period, thus allowing for the remaining 2010 Convertible Notes to continue to be convertible at the holder’s option through the fiscal quarter ending June 30, 2016.  The conversion price is currently $22.83, or 43.8047 shares per $1,000.

About CSG International

CSG Systems International, Inc. (NASDAQ:CSGS) is the trusted global partner to help clients launch and monetize communications and entertainment services in the digital age. Leveraging 30 years of experience and expertise in voice, video, data and content services, CSG delivers market-leading revenue management and customer interaction solutions in licensed and managed service models.  The company drives business transformation initiatives for the majority of the top 100 global communications service providers, including AT&T, Charter Communications, Comcast, DISH, ESPN, Media-Saturn, Orange, Reliance, SingTel Optus, Telefonica, Time Warner Cable, Vodafone, Vivo and Verizon. For more information, visit our website www.csgi.com.

For further information:

Liz Bauer

Investor Relations

CSG International

(303) 804-4065

Liz.bauer@csgi.com

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